Exhibit 99.1

18100 Von Karman Avenue
Suite 500
Irvine, CA 92612
949.852.0700

NEWS RELEASE

Contact:	Jennifer Franklin
Phone:	949.333.1721
Email:	jfranklin@steadfastcmg.com

STEADFAST APARTMENT REIT III, INC. BUYS
ATLANTA-AREA APARTMENT COMMUNITY FOR $35.3 MILLION
ATLANTA, December 12, 2017 – Steadfast Apartment REIT III, Inc. (STAR III) announced that it has acquired Sugar Mill Apartments, a gated 244-unit garden-style apartment-home community located in the Northeast Atlanta submarket of Lawrenceville. The purchase price was approximately $35.3 million.
“The Sugar Mill acquisition adds another quality property to our portfolio from the Atlanta MSA, an area we believe is well-positioned for long-term success due to its strong fundamentals,” said Ella Neyland, president of Steadfast Apartment REIT III, Inc. “Additionally, the community is located in a highly desirable county, which sits along several major highways and has experienced several large corporate relocations and expansions in recent years.”
Completed in 1997, Sugar Mill includes 15 two-, three- and four-story buildings with one-, two- and three-bedroom apartment homes that average 1,094 square feet. In-place rents average $1,073 per month and the community currently is 97.54 percent occupied.

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Sugar Mill residents enjoy gated access, a clubhouse and business center, fitness center, swimming pool and spa, gas BBQ grills, tennis courts, a playground, detached garages, boat and RV storage, a car wash and dog park. Every apartment home in the community features nine-foot ceilings, fully equipped kitchens, private patios or balconies, ceiling fans, fireplaces, entry alert systems and in-unit washer/dryers.
As part of the Steadfast Value Enhancement Strategy, STAR III plans to renovate all unit interiors and exteriors. The renovation will include a full replacement of cabinets, the addition of black appliances, upgrades to lighting fixtures and subway tile backsplashes. STAR III plans to complete the work when turning apartments between residents. STAR III also plans on upgrading common areas and amenities, including enhancements to landscaping, signage, grills, the pool area, pet park, fitness center and playground.
The community sits along I-85, and SR-316, a highway that provides critical east-west access for five state colleges and universities, including the University of Georgia. Sugar Mill is located in Northern Gwinnett County, where area residents benefit from upscale shopping, cultural venues, and ample recreational opportunities, with 175 public sports fields, 9,646 acres of parkland, 68 public playgrounds, 128 miles of trails and the prestigious TPC at Sugarloaf Golf Course.
With the acquisition of Sugar Mill, STAR III has invested almost $320 million with eight multifamily properties in Colorado, Georgia, Illinois and Texas, totaling 2,080 apartment homes. In the Atlanta area, STAR III also owns Reflections on Sweetwater in Lawrenceville and Ansley at Princeton Lakes.

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About Steadfast Apartment REIT III
    STAR III is a real estate investment trust that was formed to acquire a diverse portfolio of middle-market apartments and senior living facilities located throughout the United States.
    STAR III is sponsored by Steadfast REIT Investments, LLC, an affiliate of Steadfast Companies, an Orange County, Calif.-based group of affiliated real estate investment and operating companies that acquire, develop and manage real estate in the U.S. and Mexico.

This release contains certain forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of STAR III’s public filings with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES.

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